Exhibit 2

                                  May 22, 1997

Voyageur Fund Managers, Inc.
One Commerce Square
Philadelphia, Pennsylvania  19103

Re:  Delaware-Voyageur Tax-Exempt Trust, Series 10

Ladies/Gentlemen:

         We have served as special counsel for Voyageur Fund Managers, Inc., as Sponsor and Depositor (the "DEPOSITOR") of Delaware-Voyageur Tax-Exempt Trust, Series 10 (the "FUND"), in connection with the preparation, execution and delivery of a Trust Agreement dated May 22, 1997 between Voyageur Fund Managers, Inc., as Depositor, Muller Data Corporation, as Evaluator, and The Chase Manhattan Bank, as Trustee, pursuant to which the Depositor has delivered to and deposited the bonds listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued in the name of the Depositor documents representing units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.

         In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

         1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the units of the Fund have been duly authorized; and

         2. The certificates evidencing the units of the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-27095) relating to the units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.



                                   Respectfully submitted,


                                   CHAPMAN AND CUTLER



MJK/slm




                                  May 22, 1997

The Chase Manhattan Bank
4 New York Plaza
New York, New York  10004-2413


Voyageur Fund Managers, Inc.
One Commerce Square
Philadelphia, Pennsylvania  19103

Re:  Delaware-Voyageur Tax-Exempt Trust, Series 10

Ladies/Gentlemen:

         We have acted as special counsel for Voyageur Fund Managers, Inc., Depositor of Delaware-Voyageur Tax-Exempt Trust, Series 10 (the "FUND"), in connection with the issuance of units of fractional undivided interest in the Fund, under a Trust Agreement dated May 22, 1997 (the "INDENTURE") between Voyageur Fund Managers, Inc., as Depositor, Muller Data Corporation, as Evaluator, and The Chase Manhattan Bank, as Trustee.

         In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents as we have deemed pertinent. For purposes of the following opinions, it is assumed that each asset of the Trust is debt, the interest on which is excluded from gross income for federal income tax purposes.

         Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing Federal income tax law:

         (i) Each Trust is not an association taxable as a corporation but will be governed by the provisions of subchapter J (relating to Trusts) of chapter 1, Internal Revenue Code of 1986 (the "CODE").

         (ii) Each Unitholder will be considered as owning a pro rata share of each asset of the respective Trust in the proportion that the number of units of such Trust held by him bears to the total number of units outstanding of such Trust. Under subpart E, subchapter J of chapter 1 of the Code, income of the Trust will be treated as income of each Unitholder in the proportion described, and an item of Trust income will have the same character in the hands of a Unitholder as it would have in the hands of the Trustee. Accordingly, to the extent that the income of a Trust consists of interest and original issue discount excludable from gross income under Section 103 of the Code, such income will be excludable from federal gross income of the Unitholders, except in the case of a Unitholder who is a substantial user (or a person related to such user) of a facility financed through issuance of any industrial development bonds or certain private activity bonds held by the respective Trust. In the case of such Unitholder who is a substantial user (and no other) interest received with respect to his Units attributable to such industrial development bonds or such private activity bonds is includible in his gross income. To the extent a Trust holds bonds that are "specified private activity bonds" within the meaning of Section 57(a)(5) of the Code, a Unitholder's pro rata portion of the income on such Bonds will be included as an item of tax preference in the computation of the alternative minimum tax applicable to all taxpayers (including non-corporate taxpayers) subject to the alternative minimum tax. In the case of certain corporations, interest on the Bonds is included in computing the alternative minimum tax pursuant to Section 56(c) of the Code, the environmental tax (the "SUPERFUND TAX") imposed by Section 59A of the Code, and the branch profits tax imposed by section 884 of the Code with respect to U.S. branches of foreign corporations. Under current Code provisions, the Superfund Tax does not apply to tax years beginning on or after January 1, 1996. Legislative proposals have been made that would extend the Superfund Tax.

         (iii) Gain or loss will be recognized to a Unitholder upon redemption or sale of his Units. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his Units represented by his Certificate. If a Bond is acquired with accrued interest, that portion of the price paid for the accrued interest is added to the tax basis of the Bond. When this accrued interest is received, it is treated as a return of capital and reduces the tax basis of the Bond. If a Bond is purchased for a premium, the amount of the premium is added to the tax basis of the Bond. Bond premium is amortized over the remaining term of the Bond, and the tax basis of the Bond is reduced each tax year by the amount of the premium amortized in that tax year. Accordingly, Unitholders must reduce the tax basis of their Units for their share of accrued interest received by the respective Trust, if any, on Bonds delivered after the Unitholders pay for their Units to the extent that such interest accrued on such Bonds before the date the Trust acquired ownership of the Bonds (and the amount of this reduction may exceed the amount of accrued interest paid to the seller) and, consequently, such Unitholders may have an increase in taxable gain or reduction in capital loss upon the disposition of such Units. In addition, such basis will be increased by the Unitholder's aliquot share of the accrued original issue discount (and market discount, if the Unitholder elects to include market discount in income as it accrues) with respect to each Bond held by a Trust with respect to which there was an original issue discount at the time the Bond was issued (or which was purchased with market discount) and reduced by the annual amortization of bond premium, if any, on Bonds held by such Trust.

         (iv) If the Trustee disposes of a Trust asset (whether by sale, payment on maturity, redemption or otherwise) gain or loss is recognized to the Unitholder and the amount thereof is measured by comparing the Unitholder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his Units among each of the Trust assets (as of the date on which his Units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased such Units. A Unitholder's basis in his Units and of his fractional interest in each Trust asset must be reduced by the amount of his aliquot share of accrued interest received by the Trust, if any, on Bonds delivered after the Unitholders pay for their Units to the extent that such interest accrued on the Bonds before the date the Trust acquired ownership of the Bonds (and the amount of this reduction may exceed the amount of accrued interest paid to the seller) must be reduced by the annual amortization of bond premium, if any, on Bonds held by the Trust and must be increased by the Unitholder's share of the accrued original issue discount (and market discount, if the Unitholder elects to include market discount in income as it accrues) with respect to each Bond which, at the time the Bond was issued, had original issue discount (or which was purchased with market discount).

         (v) In the case of any Bond held by a Trust where the "stated redemption price at maturity" exceeds the "issue price", such excess shall be original issue discount. With respect to each Unitholder, upon the purchase of his Units subsequent to the original issuance of bonds held by the Trust,
Section 1272(a)(7) of the Code provides for a reduction in the accrued "daily portion" of such original issue discount upon the purchase of a bond subsequent to the bond's original issue, under certain circumstances. In the case of any bond held by a Trust the interest on which is excludable from gross income under
Section 103 of the Code, any original issue discount which accrues with respect to the bonds will be treated as interest which is excludable from gross income under Section 103 of the Code.

         (vi) We have examined the Municipal Bond Unit Investment Trust Insurance policies, if any, issued to certain of the Trusts on the Date of Deposit by AMBAC Indemnity Corporation, Financial Guaranty Insurance Corporation or a combination thereof. Each such policy, or a combination of such policies, insures all Bonds held by the Trustee for that particular Trust (other than Bonds described in paragraph (vii)) against default in the prompt payment of principal and interest. In our opinion, any amount paid under each said policy, or a combination of said policies, which represents maturing interest on defaulted obligations held by the Trustee will be excludable from Federal gross income if, and to the same extent as, such interest would have been so excludable if paid in the normal course by the Issuer of the defaulted Bonds provided that, at the time such policies are purchased, the amounts paid for such policies are reasonable, customary and consistent with the reasonable expectation that the issuer of the Bonds, rather that the insurer, will pay debt service on the Bonds. Paragraph (ii) of this opinion is accordingly applicable to insurance proceeds representing maturing interest.

         (vii) Certain bonds in the portfolios of the Trusts have been insured by the issuers, underwriters, the Sponsor or others against default in the prompt payment of principal and interest (the "Insured Bonds"). Such bonds are so designated on the portfolio pages in the Prospectus for each Trust. Insurance on Insured Bonds is effective so long as such bonds remain outstanding. For each of these Bonds, we have been advised that the aggregate principal amount of such Bonds listed on the portfolio page was acquired by the applicable Trust and are part of the series of such Bonds in the listed aggregate principal amount. Based upon the assumption that the Insured Bonds of the Trust are part of a series covered by an insurance policy, it is our opinion that any amounts received by the applicable Trust representing maturing interest on such Bonds will be excludable from Federal gross income if, and to the same extent as, such interest would have been so excludable if paid in normal course by the issuer provided that, at the time such policies are purchased, the amounts paid for such policies are reasonable, customary and consistent with the reasonable expectation that the issuer of the Bonds, rather than the insurer will pay debt service on the Bonds. Paragraph (ii) of this opinion is accordingly applicable to such payment representing maturing interest.

         Sections 1288 and 1272 of the Code provide a complex set of rules governing the accrual of original issue discount. These rules provide that original issue discount accrues either on the basis of a constant compound interest rate or ratably over the term of the Bond, depending on the date the Bond was issued. In addition, special rules apply if the purchase price of a Bond exceeds the original issue price plus the amount of original issue discount which would have previously accrued based upon its issue price (its "adjusted issue price"). The application of these rules will also vary depending on the value of the Bond on the date a Unitholder acquires his Units, and the price the Unitholder pays for his Units.

         Except with respect to those Trusts that hold "specified private activity bonds" within the meaning of Section 57 (a)(5) of the Code issued on or after August 8, 1986 as identified in the Prospectus related hereto (the "AMT Trusts"), the Trusts do not include any specified private activity bonds and accordingly none of the interest income of the Trusts (other than the AMT Trusts, if any) shall be treated as an item of tax preference when computing the alternative minimum tax. Because the AMT Trusts include "specified private activity bonds," all or a portion of the income of the AMT Trusts shall be treated as an item of tax preference for alternative minimum tax purposes. In the case of corporations, for taxable years beginning after December 31, 1986, the alternative minimum tax and the Superfund Tax depend upon the corporation's alternative minimum taxable income ("AMTI"), which is the corporation's taxable income with certain adjustments.

         Pursuant to Section 56(c) of the Code, one of the adjustment items used in computing AMTI and the Superfund Tax of a corporation (other than an S Corporation, Regulated Investment Company, Real Estate Investment Trust or REMIC) for taxable years beginning after 1989, is an amount equal to 75% of the excess of such corporation's "adjusted current earnings" over an amount equal to its AMTI (before such adjustment item and the alternative tax net operating loss deduction). "Adjusted current earnings" includes all tax-exempt interest, including interest on all Bonds in the Trusts, and tax-exempt original issue discount. Under current Code provisions, the Superfund Tax does not apply to tax years beginning on or after January 1, 1996. Legislative proposals have been made that would extend the Superfund Tax.

         Effective for tax returns filed after December 31, 1987, all taxpayers are required to disclose to the Internal Revenue Service the amount of tax-exempt interest earned during the year.

         Section 265 of the Code provides for a reduction in each taxable year of 100 percent of the otherwise deductible interest on indebtedness incurred or continued by financial institutions, to which either Section 585 or Section 593 of the Code applies, to purchase or carry obligations acquired after August 7, 1986, the interest on which is exempt from Federal income taxes for such taxable year. Under rules prescribed by Section 265, the amount of interest otherwise deductible by such financial institutions in any taxable year which is deemed to be attributable to tax-exempt obligations acquired after August 7, 1986, will generally be the amount that bears the same ratio to the interest deduction otherwise allowable (determined without regard to Section 265) to the taxpayer for the taxable year as the taxpayer's average adjusted basis (within the meaning of Section 1016) of tax-exempt obligations acquired after August 7, 1986, bears to such average adjusted basis for all assets of the taxpayer. The U.S. Treasury Department has proposed extending the financial institution roles to all corporations.

         We also call attention to the fact that, under Section 265 of the Code, interest on indebtedness incurred or continued to purchase or carry Units is not deductible for Federal income tax purposes. Under rules used by the Internal Revenue Service for determining when borrowed funds are considered used for the purpose of purchasing or carrying particular assets, the purchase of Units may be considered to have been made with borrowed funds even though the borrowed funds are not directly traceable to the purchase of Units. However, these rules generally do not apply to interest paid on indebtedness incurred for expenditures of a personal nature such as a mortgage incurred to purchase or improve a personal residence.

         "The Revenue Reconciliation Act of 1993" (the "Tax Act") subjects tax-exempt bonds to the market discount rules of the Code effective for bonds purchased after April 30, 1993. In general, market discount is the amount (if any) by which the stated redemption price at maturity exceeds an investor's purchase price (except to the extent that such difference, if any, is attributable to original issue discount not yet accrued) subject to a statutory de minimis rule. Market discount can arise based on the price the Trust pays for Bonds or the price a Unitholder pays for his or her units. Under the Tax Act, accretion of market discount is taxable as ordinary income; under prior law, the accretion had been treated as capital gain. Market discount that accretes while the Trust holds a Bond would be recognized as ordinary income by the Unitholders when principal payments are received on the Bonds, upon sale or at redemption (including early redemption), or upon the sale or redemption of his or her units, unless a Unitholder elects to include market discount in taxable income as it accrues.

         We have also examined certain laws of the State of New Mexico, to determine their applicability to New Mexico Series 2 (the "NEW MEXICO TRUST") being created as a part of the Fund and to the holders of Units of the New Mexico Trust who are residents of the State of New Mexico ("NEW MEXICO UNITHOLDERS").

         The assets of the New Mexico Trust will consist of interest-bearing obligations issued by or on behalf of the State of New Mexico ("NEW MEXICO") or counties, municipalities, authorities or political subdivisions thereof (the "NEW MEXICO BONDS") or by the Commonwealth of Puerto Rico, Guam and the United States Virgin Islands (the "POSSESSION BONDS") (collectively, the "BONDS").

         Although we express no opinion with respect to the issuance of the Bonds, in rendering our opinion expressed herein, we have assumed that: (i) the Bonds were validly issued, (ii) the interest thereon is excludable from gross income for federal income tax purposes and (iii) the interest thereon is exempt from taxation for purposes of the income tax imposed on individuals and the income tax imposed on corporations by New Mexico (collectively, the "NEW MEXICO STATE INCOME TAX"). This opinion does not address the taxation of persons other than full time residents of New Mexico.

         Based on the foregoing, and based on review and consideration of existing laws of New Mexico as of this date, it is our opinion, and we herewith advise you, as follows:

         (1) The New Mexico Trust will not be subject to tax under the New Mexico State Income Tax.

         (2) Interest on the Bonds which is exempt from the New Mexico State Income Tax when received by the New Mexico Trust, and which would be exempt from the New Mexico State Income Tax if received directly by a New Mexico Unitholder, will retain its status as exempt from such tax when received by the New Mexico Trust and distributed to such New Mexico Unitholder provided that the New Mexico Trust complies with the reporting requirements contained in the New Mexico State Income Tax Regulations.

         (3) To the extent that interest, derived from the New Mexico Trust by a Unitholder with respect to Possession Bonds is exempt from state taxes pursuant to 48 U.S.C. ss.745, 48 U.S.C. ss.1423a, or 48 U.S.C. ss.1403, such interest will not be subject to the New Mexico State Income Tax.

         (4) Each New Mexico Unitholder will recognize gain or loss for New Mexico State Income Tax purposes if the Trustee disposes of a bond (whether by redemption, sale or otherwise) or if the New Mexico Unitholder redeems or sells Units of the New Mexico Trust to the extent that such a transaction results in a recognized gain or loss to such New Mexico Unitholder for federal income tax purposes.

         (5) The New Mexico State Income Tax does not permit a deduction of interest paid on indebtedness or other expenses incurred (or continued) in connection with the purchase or carrying of Units in the New Mexico Trust to the extent that interest income related to the ownership of Units is exempt from the New Mexico income tax.

         We have not examined any of the Bonds to be deposited and held in the New Mexico Trust or the proceedings for the issuance thereof or the opinions of bond counsel with respect thereto, and therefore express no opinion as to the exemption from federal income taxation of interest on the Bonds or from the New Mexico State Income Tax of interest or profits on the Bonds if interest thereon had been received directly by a New Mexico Unitholder.

         We have also examined certain laws of the State of Pennsylvania (the "STATE") to determine their applicability to Pennsylvania Insured Series 1 (the "PENNSYLVANIA TRUST") and to the holders of Units in the Pennsylvania Trust who are residents of the State of Pennsylvania (the "UNITHOLDERS"). The assets of the Pennsylvania Trust will consist of interest-bearing obligations issued by or on behalf of the State, any public authority, commission, board or other agency created by the State or a political subdivision of the State, or political subdivisions thereof (the "BONDS"). Distributions of income with respect to the Bonds received by the Pennsylvania Trust will be made monthly.

         Although we express no opinion with respect thereto, in rendering the opinion expressed herein, we have assumed that: (i) the Bonds were validly issued by the State or its municipalities, as the case may be, (ii) the interest thereon is excludable from gross income for federal income tax purposes, (iii) the interest thereon is exempt from Pennsylvania State and local taxes and (iv) the Bonds are exempt from county personal property taxes. This opinion does not address the taxation of persons other than full-time residents of Pennsylvania.

         Based on the foregoing, and review and consideration of existing State laws as of this date, it is our opinion, and we herewith advise you, as follows:

         (1) The Pennsylvania Trust will have no tax liability for purposes of the personal income tax (the "PERSONAL INCOME TAX"), the corporate income tax (the "CORPORATE INCOME TAX") and the capital stock-franchise tax (the "FRANCHISE TAX"), all of which are imposed under the Pennsylvania Tax Reform Code of 1971, or the Philadelphia School District Investment Net Income Tax (the "PHILADELPHIA SCHOOL TAX") imposed under Section 19-1804 of the Philadelphia Code of Ordinances.

         (2) Interest on the Bonds, net of Pennsylvania Trust expenses, which is exempt from the Personal Income Tax when received by the Pennsylvania Trust and which would be exempt from such tax if received directly by a Unitholder, will retain its status as exempt from such tax when received by the Pennsylvania Trust and distributed to such Unitholder. Interest on the Bonds which is exempt from the Corporate Income Tax and the Philadelphia School Tax when received by the Pennsylvania Trust and which would be exempt from such taxes if received directly by a Unitholder, will retain its status as exempt from such taxes when received by the Pennsylvania Trust and distributed to such Unitholder.

         (3) Distributions from the Pennsylvania Trust attributable to capital gains recognized by the Pennsylvania Trust upon its disposition of a Bond issued on or after February 1, 1994, will be taxable for purposes of the Personal Income Tax and the Corporate Income Tax. No opinion is expressed with respect to the taxation of distributions from the Pennsylvania Trust attributable to capital gains recognized by the Pennsylvania Trust upon its disposition of a Bond issued before February 1, 1994.

         (4) Distributions from the Pennsylvania Trust attributable to capital gains recognized by the Pennsylvania Trust upon its disposition of a Bond will be exempt from the Philadelphia School Tax if the Bond was held by the Pennsylvania Trust for a period of more than six months and the Unitholder held his Unit for more than six months before the disposition of the Bond. If, however, the Bond was held by the Pennsylvania Trust or the Unit was held by the Unitholder for a period of less than six months, then distributions from the Pennsylvania Trust attributable to capital gains recognized by the Pennsylvania Trust upon its disposition of a Bond issued on or after February 1, 1994 will be taxable for purposes of the Philadelphia School Tax; no opinion is expressed with respect to the taxation of any such gains attributable to Bonds issued before February 1, 1994.

         (5) Insurance proceeds paid under policies which represent maturing interest on defaulted obligations will be exempt from the Corporate Income Tax to the same extent as such amounts are excluded from gross income for federal income tax purposes. No opinion is expressed with respect to whether such insurance proceeds are exempt from the Personal Income Tax or the Philadelphia School Tax.

         (6) Each Unitholder will recognize gain for purposes of the Corporate Income Tax if the Unitholder redeems or sells Units of the Pennsylvania Trust to the extent that such a transaction results in a recognized gain to such Unitholder for federal income tax purposes and such gain is attributable to Bonds issued on or after February 1, 1994. No opinion is expressed with respect to the taxation of gains realized by a Unitholder on the sale or redemption of a Unit to the extent such gain is attributable to Bonds issued prior to February 1, 1994.

         (7) A Unitholder's gain on the sale or redemption of a Unit will be subject to the Personal Income Tax, except that no opinion is expressed with respect to the taxation of any such gain to the extent it is attributable to Bonds issued prior to February 1, 1994.

         (8) A Unitholder's gain upon a redemption or sale of Units will be exempt from the Philadelphia School Tax if the Unitholder held his Unit for more than six months and the gain is attributable to Bonds held by the Pennsylvania Trust for a period of more than six months. If, however, the Unit was held by the Unitholder for less than six months or the gain is attributable to Bonds held by the Pennsylvania Trust for a period of less than six months, then the gains will be subject to the Philadelphia School Tax; except that no opinion is expressed with respect to the taxation of any such gains attributable to Bonds issued before February 1, 1994.

         (9) The Bonds will not be subject to taxation under the County Personal Property Tax Act of June 17, 1913 (the "PERSONAL PROPERTY TAX"). Personal property taxes in Pennsylvania are imposed and administered locally, and thus no assurance can be given as to whether Units will be subject to the Personal Property Tax in a particular jurisdiction. However, in our opinion, Units should not be subject to the Personal Property Tax.

         Unitholders should be aware that, generally, interest on indebtedness incurred or continued to purchase or carry Units is not deductible for purposes of the Personal Income Tax, the Corporate Income Tax or the Philadelphia School Tax.

         We have not examined any of the Bonds to be deposited and held in the Pennsylvania Trust or the proceedings for the issuance thereof or the opinions of bond counsel with respect thereto, and therefore express no opinion as to the exemption from federal or state income taxation of interest on the Bonds if interest thereon had been received directly by a Unitholder.

         Chapman and Cutler has expressed no opinion with respect to taxation under any other provision of Pennsylvania law. Ownership of the Units may result in collateral Pennsylvania tax consequences to certain taxpayers. Prospective investors should consult their tax advisors as to the applicability of any such collateral consequences.


                                        Very truly yours,


                                        CHAPMAN AND CUTLER

MJK/slm